As filed with the Securities and Exchange Commission on April 4, 2014.

Registration No. 333-192414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(Address of principal executive offices) (Zip Code)

BCSB Bancorp, Inc. 1999 Stock Option Plan, as Amended and Restated

BCSB Bancorp, Inc. 2009 Equity Incentive Plan

(Full Title of the Plan)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, Pennsylvania 16148

(Name and address of agent for service)

(724) 981-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.01 par value per share	154,921 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Post-Effective Amendment No. 1 covers securities that were originally registered on F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-192414), as amended, dated December 9, 2013. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the initial filing of F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-192414) with the Securities and Exchange Commission (the “Commission”) on November 19, 2013.

EXPLANATORY NOTE

F.N.B. Corporation, a Florida corporation, hereby amends its Registration Statement on Form S-4 (Registration No. 333-192414), as amended by Pre-Effective Amendment No. 1 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8. The Form S-4, as amended by this Post-Effective Amendment No. 1 on Form S-8, is referred to as the “Registration Statement.”

The Form S-4 related to 7,200,000 shares of F.N.B. common stock to be issued by F.N.B. in connection with its acquisition of BCSB Bancorp, Inc., a Maryland corporation. The acquisition was completed on February 15, 2014. In the acquisition, BCSB Bancorp was merged with and into F.N.B., with F.N.B. being the surviving corporation. At the time of the merger, each share of BCSB Bancorp common stock outstanding immediately prior to the merger was cancelled.

The merger consideration payable by F.N.B. for the shares of BCSB Bancorp common stock cancelled in the merger (excepting shares held by F.N.B., BCSB Bancorp and their subsidiaries, which were cancelled without exchanging any merger consideration) was 2.080 shares of F.N.B. common stock, par value $0.01 per share, for each share of BCSB Bancorp common stock, and cash in lieu of any fractional shares of F.N.B. common stock that was otherwise payable. The shares that were registered on the Form S-4 consisted of the maximum number of shares of F.N.B. common stock that could be issuable as merger consideration at the time of the merger, including merger consideration that might be payable due to settlement of outstanding awards under BCSB Bancorp’s equity-based compensation plans prior to the time of the merger.

Upon completion of the merger, F.N.B. assumed BCSB Bancorp’s equity-based compensation plans, and all of the BCSB Bancorp stock options and restricted stock awards outstanding at the effective time of the merger became stock options and restricted stock awards with respect to shares of F.N.B. common stock, based on formulae described in the Form S-4. The specific plans assumed by F.N.B. include the following:

•	BCSB Bancorp, Inc. 1999 Stock Option Plan, as Amended and Restated

•	BCSB Bancorp, Inc. 2009 Equity Incentive Plan

This Post-Effective Amendment No. 1 relates to 154,921 shares of F.N.B.’s common stock in the aggregate that are reserved for issuance upon the exercise or settlement of stock options and restricted stock awards granted under the plans listed above, specifically consisting of (i) 41,092 shares that are reserved for issuance upon the exercise or settlement of stock options issued under the BCSB Bancorp 1999 Stock Option Plan, as Amended and Restated, and (ii) 113,829 shares that are reserved for issuance upon the exercise or settlement of options granted under the BCSB Bancorp, Inc. 2009 Equity Incentive Plan, all of which options and awards are held by employees or former employees of F.N.B. All such shares of common stock were originally registered on the Form S-4.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the above-referenced plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant (File No. 001-31940) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference, except for any portions of these documents that are deemed furnished but not filed for purposes of the Exchange Act:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	the portions of the Registrant’s definitive proxy statement on Schedule 14A filed on April 2, 2014 that are incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2013; and

•	The description of the Registrant’s common stock contained in its registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents; provided, however, that we are not incorporating by reference any information that is deemed furnished but not filed for purposes of the Securities Exchange Act of 1934, unless we have stated that particular information is to be incorporated by reference into our registration statements.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s articles of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, arising out of their service to the Registrant or to another organization at the Registrant’s request, or because of their positions with the Registrant. The Registrant’s bylaws also state that the Registrant shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. The Registrant’s articles of incorporation further provide that the Registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

The Registrant has entered into indemnification agreements with its directors and officers and maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Reed Smith LLP*

23.1	Consent of Reed Smith LLP*

23.2	Consent of Ernst & Young LLP, filed herewith

24.1	Powers of attorney*

99.1	BCSB Bancorp, Inc. 1999 Stock Option Plan, as amended and restated, filed herewith

99.2	BCSB Bancorp, Inc. 2009 Equity Incentive Plan, filed herewith

*	Previously filed

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on April 4, 2014.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	April 4, 2014

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	April 4, 2014

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller and Senior Vice President (principal accounting officer)	April 4, 2014

* William B. Campbell	Director

* James D. Chiafullo	Director

* Laura E. Ellsworth	Director

* Robert B. Goldstein	Director

* Stephen J. Gurgovits	Chairman of the Board and a Director

* David J. Malone	Director

Signature	Title	Date

* D. Stephen Martz	Director

* Robert J. McCarthy, Jr.	Director

* David L. Motley	Director

* Arthur J. Rooney, II	Director

* John W. Rose	Director

* John S. Stanik	Director

* William J. Strimbu	Director

* Earl K. Wahl, Jr.	Director

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

Date: April 4, 2014

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Reed Smith LLP*

23.1	Consent of Reed Smith LLP*

23.2	Consent of Ernst & Young LLP, filed herewith

24.1	Powers of attorney*

99.1	BCSB Bancorp, Inc. 1999 Stock Option Plan, as amended and restated, filed herewith

99.2	BCSB Bancorp, Inc. 2009 Equity Incentive Plan, filed herewith

*	Previously filed